EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Agreement, made and dated as of December 29, 2008, by and between Peoples Bank SB, an Indiana savings bank (“Employer”) and Joel Gorelick, a resident of Lake County, Indiana (“Employee”), but effective as of July 20, 2006.

This Agreement amends and restates the prior Employment Agreement between the Employer and the Employee dated July 20, 2006 (the “Prior Agreement”).  It has been amended and restated for compliance with the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

W I T N E S S E T H

WHEREAS, Employee is employed by Employer as its President and Chief Administrative Officer and has made valuable contributions to the profitability and financial strength of Employer;

WHEREAS, Employer desires to encourage Employee to continue to make valuable contributions to Employer’s business operations and not to seek or accept employment elsewhere;

WHEREAS, Employee desires to be assured of a secure compensation from Employer for his services over a defined term;

WHEREAS, Employer desires to assure the continued services of Employee on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to obtain control of Employer or NorthWest Indiana Bancorp (the “Holding Company”), the Indiana corporation which owns all of the issued and outstanding capital stock of Employer;

WHEREAS, Employer recognizes that when faced with a proposal for a change of control of Employer or the Holding Company, Employee will have a significant role in helping the Boards of Directors assess the options and advising the Boards of Directors on what is in the best interests of Employer, the Holding Company, and its shareholders, and it is necessary for Employee to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

WHEREAS, Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Employee will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein; and

WHEREAS, Employer’s Board of Directors has approved this Agreement.

NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained and the continued employment of Employee by Employer as its President and Chief Administrative Officer, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

1.           Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Employee as Employer’s President and Chief Administrative Officer, and Employee accepts such employment.

2.           Employee agrees to serve as Employer’s President and Chief Administrative Officer and to perform such duties in that office as may reasonably be assigned to him by Employer’s Chief Executive Officer; provided, however, that such duties shall be performed in or from the offices of Employer currently located at Munster, Indiana, and shall be of the same character as those previously performed by Employee and generally associated with the office held by Employee.  Employee also agrees to continue to serve as a member of the Board of Directors of Employer and NorthWest Indiana Bancorp if elected.  Employee shall render services to Employer as President and Chief Administrative Officer in substantially the same manner and to substantially the same extent as Employee rendered his services to Employer before the date hereof.  While employed by Employer, Employee shall devote substantially all his business time and efforts to Employer’s business during regular business hours and shall not engage in any bank or bank-related business for any other person.  For purposes of this Agreement, “bank-related business” shall mean the sale of insurance and securities products, personal financial and tax planning, trust services and any for-profit business conducted by Employer during the term of this Agreement other than making loans and accepting deposits.

3.           The term of this Agreement shall begin on the date hereof (the “Effective Date”) and shall end on the date which is three years following such date; provided, however, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date, unless either party  hereto gives written notice to the other party not to so extend within ninety (90) days prior to such anniversary, in which case no further automatic extension shall occur and the term of this Agreement shall end two years subsequent to the anniversary as of which the notice not to extend for an additional year is given (such term, including any extension thereof shall herein be referred to as the “Term”).  Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Term of this Agreement shall thereupon end) without notice when Employee attains 65 years of age.

4.           Employee shall receive an annual salary of $202,000 (“Base Compensation”) payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect.  Employer may consider and declare increases in the salary it pays Employee and thereby increases in his Base Compensation at the time or times it considers such increases for other executive officers of the Employer.  Prior to a Change of Control, Employer may also declare decreases in the salary it pays Employee if the operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2005, and Employer makes similar decreases in the salary it pays to all other executive officers of Employer.  After a Change in Control, Employer shall consider and declare salary increases based upon the following standards:

Inflation;

Adjustments to the salaries of other senior management personnel; and

Past performance of Employee and the contribution which Employee makes to the business and profits of Employer during the Term.

Any and all increases or decreases in Employee’s salary pursuant to this section shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement.  The increased or decreased level of Base Compensation as provided in this section shall become the level of Base Compensation for the remainder of the Term of this Agreement until there is a further increase or decrease in Base Compensation as provided herein.

5.           Employee, as of the date hereof, is entitled to the insurance benefits described on Exhibit A hereto.  So long as Employee is employed by Employer pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement, and compensation plans generally available to employees of Employer, consistent with his Base Compensation and his position as President and Chief Administrative Officer of Employer, including, without limitation, Employer’s or the Holding  Company’s stock option and incentive plan, Employees’ Savings and Profit Sharing Plan, and hospitalization, major medical, dental, disability and group life insurance plans, each of which Employer agrees to continue in effect on terms no less favorable than those currently in effect as of the date hereof (as permitted by law) during the Term of this Agreement unless prior to a Change of Control the operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2005, and any changes made to these programs are applicable to all other executive officers of Employer, and unless (either before or after a Change of Control) changes in the accounting, legal, or tax treatment of such plans would adversely affect Employer’s operating results or financial condition in a material way, and the Board of Directors of Employer or the Holding Company concludes that modifications to such plans need to be made to avoid such adverse effects.  Notwithstanding the limitations of any health benefit plan maintained by the Employer, the Employer agrees to pay the costs of any necessary physical examinations and the costs of all diagnostic testing incurred by the Employee on his own behalf.

6.           So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer, upon submission to Employer of written vouchers and statements for reimbursement. Employee shall attend, upon the prior approval of the Employer’s Chief Executive Officer, those professional meetings, conventions, and/or similar functions that he deems appropriate and useful for purposes of keeping abreast of current developments in the industry and/or promoting the interests of Employer.  So long as Employee is employed by Employer pursuant to this Agreement, Employer shall provide Employee with the full time use of an automobile of a make and model selected by the Employee, not more than three years old, commensurate with his position and as approved by the Compensation Committee of the Employer’s Board of Directors.  Employer shall pay or reimburse Employee for maintenance and insurance costs relating to such automobile and shall reimburse Employee on a pro rata basis based on business use for costs of gasoline for such automobile.  So long as Employee is employed by Employer pursuant to the terms of this Agreement, Employer shall continue in effect vacation policies applicable to Employee no less favorable from his point of view than those written vacation policies in effect on the date hereof.  Any vacation time not taken during any calendar year may be taken at any time during the next three succeeding calendar years, at the conclusion of which any unused vacation time will expire, unless otherwise agreed to by the Employer’s Compensation Committee.  So long as Employee is employed by Employer pursuant to this Agreement, Employee shall be entitled to office space and working conditions no less favorable from his point of view than were in effect for him on the date hereof.

7.           Subject to the respective continuing obligations of the parties, including but not limited to those set forth in subsections 9(a), 9(b), 9(c) and 9(d) hereof, Employee’s employment by Employer may be terminated prior to the expiration of the Term of this Agreement as follows:

(a)           Employer, by action of its Board of Directors and upon written notice to Employee, may terminate Employee’s employment with Employer immediately for cause.  For purposes of this subsection 7(a), “cause” shall be defined as (a) the Employee’s commission of an act materially and demonstrably detrimental to the goodwill of the Employer or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Employee in the performance of his material duties to the Employer not authorized, directed or expressly ratified by Employer’s Board of Directors or its Chief Executive Officer, or (b) the Employee’s

conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability.  No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer.  In addition, no act or omission will constitute “cause” unless the Employer has given detailed written notice thereof to the Employee and, where remedial action is feasible, he then fails to remedy the act or omission within a reasonable time after receiving such notice.

(b)           Employer, by action of its Board of Directors may terminate Employee’s employment with Employer without cause at any time; provided, however, that the “date of termination” for purposes of determining benefits payable to Employee under subsection 8(b) hereof shall be the date which is 60 days after Employee receives written notice of such termination.

(c)           Employee, by written notice to Employer, may terminate his employment with Employer immediately for cause. For purposes of this subsection 7(c), “cause” shall be defined as (i) any action by Employer’s Board of Directors to remove the Employee as President and Chief Administrative Officer of Employer, except where the Employer’s Board of Directors properly acts to remove Employee from such office for “cause” as defined in subsection 7(a) hereof, (ii) any action by Employer’s Board of Directors to materially limit, increase, or modify Employee’s duties as President and Chief Administrative Officer of Employer, including any action relating to his office or work environment which results in a material diminution of his position and/or duties, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor or the reaffirmation of such obligation by Employer, as contemplated in section 21 hereof; or (iv) any material breach by Employer of a term, condition or covenant of this Agreement.

(d)           Employee, upon sixty (60) days written notice to Employer, may terminate his employment with Employer without cause.

(e)           Employee’s employment with Employer shall terminate in the event of Employee’s death or disability.  For purposes hereof, “disability” means the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

8.           In the event of the Employee’s Termination of Employment with Employer pursuant to section 7 hereof, compensation shall continue to be paid by Employer to Employee as follows:

(a)           In the event of Termination of Employment pursuant to subsection 7(a) or in the event of Termination of Employment pursuant to subsection 7(d) other than during the one year period immediately following a Change of Control, compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, through the date of termination specified in the notice of termination.  Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans.  The date of termination specified in any notice of termination pursuant to subsection 7(a) shall be no later than the last business day of the month in which such notice is provided to Employee.

(b)           In the event of Termination of Employment pursuant to subsection 7(b) or 7(c) other than during the one year period immediately following a Change of Control, compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, through the date of termination specified in the notice of termination.  Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans.  In addition, Employee shall be entitled to continue to receive from Employer his Base Compensation at the rate in effect at the time of termination for the remaining Term of the Agreement, payable at such time and in such manner as employees of the Employer are paid generally.  In addition, during such period, Employer will maintain in full force and effect for the continued benefit of Employee each employee welfare benefit plan and each employee pension benefit plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Employee.  If the terms of any employee welfare benefit plan or employee pension benefit plan of Employer do not permit continued participation by Employee, Employer will arrange to provide to Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.  Any such substitute benefit shall be provided at the same time as the benefit it replaces.

(c)           In the event of the Employee’s death or disability pursuant to subsection 7(e), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, (i) in the event of Employee’s death, through the date of death, or (ii) in the event of Employee’s disability, through the date of proper notice of disability as required by subsection 7(e).  Any benefits payable under insurance, health, retirement and bonus plans as a result of Employer’s participation in such plans through such date shall be paid when due under those plans.  In addition, in the event this Agreement terminates because of Employee’s disability, Employee shall be entitled to receive his Base Compensation for a period of 12 months following such termination payable at the same time and in the same manner as other employees are paid generally, reduced dollar for dollar by the amount of disability payments paid to Employee for periods following such termination in accordance with any disability policy or program of Employer.

(d)           In the event of Termination of Employment pursuant to subsection 7(b), 7(c), or 7(d) within one year after a Change of Control, compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, through the date of termination specified in the notice of termination.  Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans.  In addition, Employee shall be entitled to receive from Employer an amount equal to three (3) times his Base Compensation at the rate in effect at the time of termination payable in a lump sum within thirty (30) days after his Termination of Employment.  In addition, for three years after such Termination of Employment, Employer will maintain in full force and effect for the continued benefit of Employee each employee welfare benefit plan and each employee pension benefit plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Employee.  If the terms of any employee welfare benefit plan or employee pension benefit plan of Employer do not permit continued participation by Employee, Employer will arrange to provide to Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.  Any such substitute benefit shall be provided at the same time as the benefit it replaces.

(e)           The Employee shall have a “Termination of Employment” if there is a termination of services provided by the Employee to the Employer, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Employer’s Board of Directors in accordance with Treas. Reg. §1.409A-1(h).  In determining whether an Employee has experienced a Termination of Employment, the following provisions shall apply:

(1)           To the extent the Employee provides services to the Employer solely as an employee, except as otherwise provided in part (3) of this subsection, a Termination of Employment shall occur when the Employee has experienced a termination of employment with the Employer.  The Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Employee and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Employee will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Employee (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer less than 36 months).

If the Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Employee and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Employee retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer.

(2)           If the Employee provides services to the Employer as an independent contractor, except as otherwise provided in part (3) of this subsection, a Termination of Employment shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract(s) is determined by the Employer’s Board of Directors to constitute a good-faith and complete termination of the contractual relationship between the Employee and the Employer.

(3)           If the Employee provides services to the Employer as both an employee and an independent contractor, a Termination of Employment generally shall not occur until the Employee has ceased providing services for the Employer as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (1) and (2) of this subsection, respectively.  Similarly, if the Employee either (i) ceases providing services for the Employer as an independent contractor and begins providing services for the Employer as an employee, or (ii) ceases providing services for the Employer as an employee and begins providing services for the Employer as an independent contractor, the Employee will not be considered to have experienced a Termination of Employment until the Employee has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (1) and (2) of this subsection.

Notwithstanding the foregoing provisions in this part (3), if an Employee provides services for the Employer as both an employee and as a director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by the Employee as a director shall not be taken into account in determining whether the Employee has experienced a Termination of Employment as an employee, and the services provided by the Employee as an employee shall not be taken into account in determining whether the Employee has experienced a Termination of Employment as a director.

(4)           For the purpose of determining whether the Employee has experienced a Termination of Employment, the term “Employer” shall mean:

(i)           The entity for which the Employee performs services and with respect to which the legally binding right to compensation deferred or contributed under this Agreement arises; and

(ii)           All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, an ownership threshold of at least 50% shall be substituted for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(f)           To the extent the Employee is a “specified employee” (as defined below) as of his Termination of Employment, payments due to the Employee as a result of his Termination of Employment shall begin no sooner than six months after the Employee’s Termination of Employment; provided, however, that any payments not made during the six month period described in this subsection (f) shall be made in a single lump sum as soon as within fifteen (15) days after the expiration of such six month period.  For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i) and shall include, without limitation, (1) an officer of the Employer or the Holding Company having annual compensation greater than $130,000 (as adjusted for inflation under the Code), (2) a five percent owner of the Employer or the Holding Company, or (3) a one percent owner of the Employer or the Holding Company having annual compensation of more than $150,000.  The determination of whether the Employee is a “specified employee” shall be made by the Employer in good faith applying the applicable Treasury regulations.

9.           In order to induce Employer to enter into this Agreement, Employee hereby agrees as follows:

(a)           While Employee is employed by Employer and for a period of three years after termination of such employment for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee shall not divulge or furnish any trade secrets (as defined in IND. CODE § 24-2-3-2) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or upon its written request, or use any such trade secret or confidential information directly or indirectly for Employee’s own benefit or for the benefit of any person, firm or corporation other than Employer, since such trade secrets and confidential information are confidential and shall at all times remain the property of Employer.

(b)           For a period of three years after termination of Employee’s employment by Employer for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer at the time of such provision of services or solicitation which Employee served either alone or with others while employed by Employer in any city, town, borough, township, village or other place in which Employee performed services for Employer while employed by it, or assist any actual or potential competitor of Employer to provide banking or bank-related services to, or solicit the banking or bank-related business of, any such customer.

(c)           While Employee is employed by Employer and for a period of one year after termination of Employee’s employment by Employer for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage within a radius of fifteen (15) miles of Employer’s main office in any banking or bank-related business which competes with the business of Employer as conducted during Employee’s employment by Employer.

(d)           If Employee’s employment by Employer is terminated for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customers’ lists, financial statements, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates.

If Employee’s employment by Employer is terminated during the Term of this Agreement for reasons set forth in subsections 7(b) or (c) of this Agreement, Employee shall have no obligations to Employer with respect to trade secrets, confidential information or noncompetition under this section 9.

10.           Any termination of Employee’s employment with Employer as contemplated by section 7 hereof, except in the circumstances of Employee’s death, shall be communicated by written “Notice of Termination” by the terminating party to the other party hereto.  Any “Notice of Termination” pursuant to subsections 7(a), 7(c) or 7(e) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

11.           For purposes of this Agreement, a “Change of Control” shall mean any of the following:

(a)           a change in the ownership of the Employer or the Holding Company, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Employer or the Holding Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer or the Holding Company.  Such acquisition may occur as a result of a merger of the Holding Company or the Employer into another entity which pays consideration for the shares of capital stock of the merging Holding Company or Employer.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer or the Holding Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Employer or the Holding Company (or to cause a change in the effective control of the Employer or the Holding Company (within the meaning of subsection (b)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Employer or the Holding Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Employer or the Holding Company (or issuance of stock of the Employer or the Holding Company) and stock in the Employer or the Holding Company remains outstanding after the transaction.

(b)           a change in the effective control of the Employer or the Holding Company, which shall occur only on either of the following dates:

(1)           the date any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer or the Holding Company possessing thirty percent (30%) or more of the total voting power of the stock of the Employer or the Holding Company.

(2)           the date a majority of members of the Holding Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Holding Company’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Holding Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Employer or the Holding Company, the acquisition of additional control of the Employer or the Holding Company by the same person or persons is not considered to cause a change in the effective control of the Employer or the Holding Company (or to cause a change in the ownership of the Employer or the Holding Company within the meaning of subsection (a) of this section).

(c)           a change in the ownership of a substantial portion of the Employer’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control occurs under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Employer immediately after the transfer.  A transfer of assets by the Employer is not treated as a change in the ownership of such assets if the assets are transferred to –

(1)           a shareholder of the Employer (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)           an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Employer.

(3)           a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Employer; or

(4)           an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).

For purposes of this subsection (c) and except as otherwise provided in paragraph (1) above, a person’s status is determined immediately after the transfer of the assets.

(d)           For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer or the Holding Company; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Employer or the Holding Company where the Employer or the Holding Company is the surviving corporation.

12.           If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under section 8(3)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

13.           If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties to the Agreement shall not be affected.

14.           If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Employer or Employee.

15.           All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Director of the Indiana Department of Financial Institutions, or his or her designee (the “Director”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director at the time the Director approves  a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Board to be in an unsafe and unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

16.           (a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible (in whole or part) by the Employer for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Employer because of Section 280G of the Code.  For purposes of this Section 16, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)           All determinations required to be made under this Section 16 shall be made by the Employer’s independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the “Advisory Firm”) and such services shall be paid for by the Employer. The Advisory Firm shall within ten business days of the date of termination of the Employee’s employment by the Employer or the Holding Company resulting in benefit payments hereunder (the “Date of Termination”), or at such earlier time as is requested by the Employer, provide to both the Employer and the Employee an opinion (and detailed supporting calculations) that the Employer has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on his or her federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments.  Any such determination and opinion by the Advisory Firm shall be binding upon the Employer and the Employee.  The Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 16 by eliminating or reducing those Agreement Payments in a manner that produces the greatest economic advantage to the Employee and if elimination of reduction of two or more specific Agreement Payments produce the same economic advantage, they shall be adjusted or reduced pro rata.  Within five business days of the determination pursuant to the immediately preceding sentence of this Agreement, the Employer shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement.  The Employer and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 16.

(c)           As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Employer which should not have been made (“Overpayment”) or that additional Agreement Payments will not have been made by the Employer which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.  In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Employer to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Employer if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Advisory Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

17.           If a dispute arises regarding the termination of Employee pursuant to section 7 hereof or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in his favor pursuant to an arbitration award or in a court of competent jurisdiction or his claim is settled by Employer prior to the rendering of an arbitration award or a judgment by such a court, all reasonable legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Employer, to the extent permitted by law.

18.           Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his estate.

19.           For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Joel Gorelick
8589 W. 85th Street
Schererville, IN 46375

If to Employer:	Peoples Bank, SB
9204 Columbia Avenue
Munster, IN 46321
Attn: David A. Bochnowski

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

20.           The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, except as otherwise required by mandatory operation of federal law.

21.           Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place.  Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Employee to terminate his employment with Employer pursuant to subsection 7(c) hereof. As used in this Agreement,

“Employer” shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

22.           Except as to any controversy or claim which the Employee elects, by written notice to the Employer, to have adjudicated by a court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration at a mutually agreed site in accordance with the laws of the State of Indiana.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association.  The costs and expenses of the arbitrator(s) shall be borne by the Employer.  The award of the arbitrator(s) shall be binding upon the parties.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

23.           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

24.           The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

25.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

26.           This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer  this Agreement or any rights or obligations hereunder except as provided in section 17 and section 20 above.  Without limiting the foregoing, Employee’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in section 17 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

27.           Upon the inclusion of any amount into the Employee’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, a payment not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the day and year first above set forth.

PEOPLES BANK SB

By:	/s/ David A. Bochnowski
David A. Bochnowski, Chairman and Chief Executive Officer

“Employer”

/s/ Joel Gorelick
Joel Gorelick

“Employee”

The undersigned, NorthWest Indiana Bancorp, sole shareholder of Employer, agrees that if it shall be determined for any reason that any obligations on the part of Employer to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, NorthWest Indiana Bancorp, agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee pursuant to the terms of this Agreement.

NORTHWEST INDIANA BANCORP

By:	/s/ David A. Bochnowski
David A. Bochnowski, Chairman and Chief Executive Officer

Exhibit A

Benefits Provided and Paid by Peoples Bank for Joel Gorelick

Company	Benefit Type	Coverage

Principal Financial Group	Group Life Insurance	$ 91,000.00
Policy No. N31368-9	AD&D Insurance	$ 91,000.00

Assurant Employee Benefits	Group Life Insurance	$400,000.00	(maximum benefit under insurance plan)
Policy No. 54075/Cert. #48	AD&D Insurance	$400,000.00	(maximum benefit under insurance plan)

Assurant Employee Benefits	Short-Term Disability	$ 400.00	/week beginning 14th day of disability maximum benefit under Plan)**
Policy No. 54075/Cert. #48	Long-Term Disability	$ 5,000	/month beginning 27th week of disability (maximum benefit under Plan)

Mass Mutual Life Insurance Policy No. 0064755	Endorsement Split Dollar Plan	$150,000.00
New York Life Insurance Policy No. 56608626

New York Life Insurance Policy No. 56612181	Endorsement Split Dollar Plan	$ 75,000.00

**
Note to short-term disability.  The Bank funds a separate supplemental disability plan that would pay Joel his weekly wages over the $400 insurance benefit for a maximum period of 26 weeks.  This would entitle him to 100% of his pre-weekly disability earnings for a maximum disability period of 26 weeks.